UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 10, 2014

INSMED INCORPORATED

(Exact name of registrant as specified in its charter)

Virginia	0-30739	54-1972729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 997-4600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 10, 2014, the Board of Directors (the “Board”) of Insmed Incorporated (the “Company”) approved a form of indemnification agreement (the “Indemnification Agreement”) to be entered into with each of the Company’s directors and officers.  Under the Indemnification Agreement, the Company agrees to indemnify these individuals against liability arising out of the performance of their duties as directors or officers of the Company.  The Indemnification Agreement provides mandatory indemnification for all liabilities, including reasonable expenses, incurred in any proceeding arising out of an indemnitee’s service to the Company or to any other entity at the Company’s request, to the fullest extent permitted by law and the Company’s Articles of Incorporation, except as otherwise provided in the Indemnification Agreement.  The Company also agrees to advance any and all expenses incurred in connection with a proceeding if requested by the indemnitee, on the terms and conditions set forth in the Indemnification Agreement, which include a requirement that the indemnitee furnish an undertaking to repay any funds advanced if a final judgment determines that the indemnitee is not entitled to indemnification.  The Indemnification Agreement also provides procedures for requesting and obtaining indemnification and advancement of expenses.  The Company’s obligations under the Indemnification Agreement continue after the indemnitee is no longer serving the Company with respect to claims based on past service to the Company.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 16, 2014

INSMED INCORPORATED

By:	/s/ Christine Pellizzari
Name:	Christine Pellizzari
Title:	General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
10.1	Form of Indemnification Agreement